Exhibit 10.3
2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Private & Confidential (Addressee Only)

Participant Name
Grant ID: Client Grant ID
We are pleased to advise you (the “Participant”) that Analog Devices, Inc., a Massachusetts corporation (the “Company”), has granted to the Participant Restricted Stock Units (“RSUs”) on the terms and conditions set forth below (the “Award”). This Award reflects the Company’s confidence in the Participant’s commitment and contributions to the success and continued growth of the Company.
All terms not defined herein shall have the meanings assigned to such terms in the Analog Devices, Inc. 2020 Equity Incentive Plan (the “Plan”).
1.Restricted Stock Unit.
This Restricted Stock Unit Agreement, including any applicable country-specific provisions set forth in Appendix A (the “Agreement”) confirms that, subject to the terms and conditions of the Plan, the Company has granted to the Participant, effective on the Date of Grant set forth below, that number of RSUs set forth below:
Date of Grant:
Number of RSUs Granted:                    Number of Awards Granted

Vesting Schedule:    The RSUs shall vest on the earlier of March 12, 2026 or the date of the Company’s next annual meeting of shareholders, subject to the Participant’s continued service as a member of the Board (a “Director”), except as otherwise set forth in Section 2.

Each one (1) RSU shall, if and when it vests in accordance with this Award, automatically convert into one (1) share of Common Stock issuable as provided below. The RSUs are subject to the vesting provisions set forth in Section 2, the restrictions on transfer set forth in Section 3 and the right of the Company to retain Shares (as defined below) pursuant to Section 7.
2.Vesting and Conversion.
(a)     Subject to the terms of the Plan and this Award, the RSUs shall vest and be settled in accordance with the schedule set forth in Section 1. For purposes of this Award, RSUs that have not vested as of any particular time in accordance with this Section 2(a) are referred to as “Unvested RSUs.” The shares of Common Stock that are issuable upon the vesting and conversion of the RSUs are referred to in this Award as “Shares.” As soon as administratively practicable after the issuance of any Shares upon the vesting and conversion of RSUs, and subject to the terms and conditions set forth herein, the Company shall deliver or cause to be delivered evidence (which may include a book entry by the Company’s transfer agent) of the Shares so issued in the name of the Participant to the brokerage firm designated by the Company to maintain the brokerage account established for the Participant. Notwithstanding the foregoing, the Company shall not be obligated to issue Shares to or in the name of the Participant upon the vesting and conversion of any RSUs unless the issuance of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.
(b)     In the event the Participant ceases to be a Director for any reason or no reason (other than due to death, Disability or otherwise as provided in the Plan or below), then in each such case, all of the Unvested RSUs as of the date of termination shall terminate and be cancelled immediately and automatically and the Participant shall have no further rights with respect to such Unvested RSUs.
(c)     In the event the Participant dies while a Director, all Unvested RSUs shall vest in full as of the date of the Participant’s death.
(d)     In the event the Participant ceases to be a Director upon incurring a Disability, the Unvested RSUs as of the date of the Participant ceases to be a Director shall vest in full as of such date. “Disability” with respect to the Participant shall have the meaning set forth in Section 409(a)(2)(C) of the Code.
(e)     If the Participant becomes an employee of the Company and, in connection with such employment, ceases to serve as a Director of the Company, Unvested RSUs shall vest in accordance with the terms hereof until the date that the Participant’s employment with the Company is terminated.
(f)     Notwithstanding anything in the Plan or herein, all Unvested RSUs shall vest in full as of a Change in Control Event (as defined in the Plan).
(g)     For purposes of this Award, employment with the Company shall include being an employee, consultant or advisor with any direct or indirect parent or subsidiary of the Company, or any successor to the Company or any such parent or subsidiary of the Company.
3.Restrictions on Transfer.
(a)     The Participant shall not sell, assign, transfer, pledge or otherwise encumber any RSUs, either voluntarily or by operation of law.
(b)     The Company shall not be required (i) to transfer on its books any of the RSUs which have been transferred in violation of any of the provisions set forth herein or (ii) to treat as the owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions contained herein.
4.Not a Shareholder. The RSUs represent an unfunded, unsecured promise by the Company to deliver Shares upon vesting and conversion of the RSUs, and until vesting of the RSUs and issuance of the Shares, the Participant shall not have any of the rights of a shareholder with respect to the Shares underlying the RSUs. For the avoidance of doubt, the Participant shall have no right to receive any dividends and shall have no voting rights with respect to the Shares underlying the RSUs for which the record date is on or before the date on which the Shares underlying the RSUs are issued to the Participant.
5.Provisions of the Plan. The RSUs and Shares, including the grant and issuance thereof, are subject to the provisions of the Plan.
6.Consideration. Any Shares that are issued and any cash payment that is delivered, in either case upon settlement of the RSUs pursuant to this Award, will be in consideration of the Participant’s service as a member of the Board and/or the Participant’s continued employment with the Company, which consideration is deemed sufficient.
7.Withholding Taxes.

(a)     Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant or vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)     In connection with any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company, or its agents, at their discretion, to satisfy withholding obligations, if any, with regard to all Tax-Related Items, if any, by one or a combination of methods set forth below:
i.to the extent approved in advance by the Board or the Compensation & Talent Committee of the Board (the “Committee”), the Company may withhold a number of whole Shares otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items (determined by reference to the closing price of the Common Stock on the Nasdaq Global Select Market on the applicable vesting date).
ii.the Company may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from the Participant’s cash compensation or other amounts payable to the Participant.
iii.the Company may withhold from proceeds of the sale of Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).
iv.any other method determined by the Company, to the extent permitted under the Plan and applicable laws.
The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s). If the Company withholds more than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may receive a refund of the over-

withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. If the Company withholds less than the amount necessary to satisfy the liability for Tax-Related Items, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSU, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
In the event the withholding requirements are not satisfied through the withholding of Shares or through the Participant’s salary or other amounts payable to the Participant, no Shares will be issued upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any Tax-Related Items which the Company determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, the Participant expressly consents to the withholding of Shares and/or cash as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are the Participant’s sole responsibility.
8.Option of Company to Deliver Cash. Notwithstanding any of the other provisions of this Award, where settlement in Shares is otherwise prohibited under local law or may present adverse tax consequences to the Participant, at the time the RSUs vest, the Company may elect, in the sole discretion of the Committee, to deliver by wire transfer to the Participant in lieu of Shares an equivalent amount of cash (determined by reference to the closing price of the Common Stock on the Nasdaq Global Select Market on the applicable vesting date). If the Company elects to deliver cash to the Participant, the Company is authorized to retain such amount as is sufficient in the opinion of the Company to satisfy the Tax Related Items withholding obligations of the Company pursuant to Section 7 herein.
9.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is encouraged to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Data Privacy Information and Consent (applicable only if the Participant resides outside the United States). The Company is located at One Analog Way, Wilmington, Massachusetts, 01887 U.S.A. and grants directors of the Company RSUs, at the Company’s sole discretion. If the Participant would like to participate in the Plan, please review the following information about the Company’s data processing practices and declare the Participant’s consent.
a)Data Collection and Usage. The Company collects, processes and uses personal data of Participants, including, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of stock or directorships held in the Company, and details of all RSUs, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant. If the Company offers the Participant a grant of RSUs under the Plan, then the Company will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be his or her consent.
b)Stock Plan Administration Service Providers. The Company transfers participant data to Fidelity Stock Plan Services LLC and certain of its affiliates (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share the Participant’s data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Common Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan.
c)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside the United States, the Participant should note that his or her country has enacted data privacy laws that are different from the United States and that the United States might not provide a level of protection of personal data equivalent to the level of protection in the Participant’s country. In order to ensure an appropriate level of protection for the transfer of the Participant’s personal data to the Company in the United States, the Company has implemented the EU Standard Contractual Clauses. However, the onward transfer of the Participant’s personal data by the Company to its service provider is not subject to appropriate safeguards such as the EU Standard Contractual Clauses and is based solely on the Participant’s consent. The Participant understands and acknowledges that this might result in certain risks to the protection of his or her personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States.
d)Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control, and labor laws. This period may extend beyond the Participant’s service as a director. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant’s relationship with the Company; the Participant would merely forfeit the opportunities associated with the Plan.
f)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, the Participant’s rights may include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) portability of data, (f) lodge complaints with competent authorities in the Participant’s country, and/or (g) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights please contact the Company at Analog

Devices, Inc., One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., Attention: Stock Plan Administrator..
11.Repatriation: Compliance with Laws. The Participant agrees, as a condition of the grant of the RSUs, as applicable, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with all foreign exchange rules and regulations applicable to the Participant. In addition, the Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and its subsidiaries, as may be required to allow the Company and its subsidiaries to comply with all laws, rules and regulations applicable to the Participant. Finally, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal legal and tax obligations under all laws, rules and regulations applicable to the Participant.
12.Miscellaneous.
(a)No Rights to Board Service. The grant of the RSUs shall not confer upon the Participant any right to continue to serve on the Board or, if applicable, as an employee of the Company or its subsidiaries, nor limit in any way the terms of the Participant’s service on the Board, including for removal therefrom. Except in the event of a termination of employment due to death or Disability, the vesting of the RSUs pursuant to Section 2 hereof is earned only by satisfaction of the performance conditions, if any, and continuing service on the Board or as otherwise set forth in Section 2 (not through the act of being elected, hired or engaged or being granted the RSUs hereunder).
(b)Discretionary Nature. The Participant acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company at any time, to the extent permitted under the Plan. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company.
(c)Exclusion from Termination Indemnities and Other Benefits. The Participant’s participation in the Plan is voluntary. The value of the RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of the Participant’s service on the Board. Any grant under the Plan, including the grant of the RSUs and the income and value of same, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments. The grant of RSUs should in no event be considered as compensation for, or in any way related to, past services for the Company.
(d)Exchange Rates. This Section 12(d) applies if the Participant resides outside the U.S.: The Participant acknowledges and agrees that the Company shall not be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the RSUs or the subsequent sale of any Shares.

(e)Severability. The invalidity or unenforceability of any provision of this Award shall not affect the validity or enforceability of any other provision of this Award, and each other provision of this Award shall be severable and enforceable to the extent permitted by law.
(f)Binding Effect. This Award shall be binding upon and inure to the benefit of the Company and the Participant and his or her respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Award.
(g)Notice. Each notice relating to this Award shall be in writing (which shall include electronic form) and delivered in person, electronically or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at Analog Devices, Inc., One Analog Way, Wilmington, Massachusetts, 01887 U.S.A., Attention: Stock Plan Administrator. Each notice to the Participant shall be addressed to the Participant at the Participant’s last known mailing or email address, as applicable, on the records of the Company.
(h)Pronouns. Whenever the context may require, any pronouns used in this Award shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.
(i)Entire Agreement. This Award and the Plan constitute the entire understanding between the parties, and supersede all prior agreements and understandings, relating to the subject matter of these documents.
(j)Governing Law. This Award shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
(k)Compliance with Laws. Notwithstanding any other provision of the Plan or this Award, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state, or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state, or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The Participant also understands and agrees that the awards granted under the Plan, including the RSUs and the underlying Shares, are subject to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, and any SEC regulations, as now or hereafter in effect. Further, the Participant agrees that the Company shall have unilateral authority to amend the Plan and the Award without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
(l)Clawback/Recoupment. The RSUs and any cash payment or Shares delivered pursuant to the RSUs are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under applicable law.
(m)Interpretation. The interpretation and construction of any terms or conditions of this Award or the Plan, or other matters related to the Plan, by the Committee shall be final and conclusive.
(n)Participant’s Acceptance. The Participant is urged to read this Award carefully and to consult with his or her own legal counsel regarding the terms and consequences of this Award and the legal and binding effect of this Award. By virtue of his or her acceptance of this Award, the Participant is deemed to have accepted and agreed to all of the terms and conditions of this Award and the provisions of the Plan.
(o)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to the Participant under the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(p)English Language. The Participant acknowledges and agrees that it is the Participant’s express intent that this Award, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. The Participant also acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, to understand the terms and conditions of the Restricted Stock Unit Agreement. If the Participant has received this Award, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control, unless otherwise required by applicable laws.
(q)Appendix A. Notwithstanding any provisions herein to the contrary, if the Participant is located in a country other than the United States, the RSUs shall be subject to any additional terms and conditions for such country as may be set forth in Appendix A. Moreover, if the Participant relocates to one of the countries included in Appendix A, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.
(r)Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant’s participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
(s)Private Placement. The Company has submitted regulatory filings in the United States in connection with the Plan. The Company has not submitted any registration statement, prospectus or other filings with other local securities authorities (unless otherwise required under such local law), and the grant of the Award is not intended to be a public offering of securities in any other jurisdiction or subject to the supervision of other local securities authorities.
(t)Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any non-cash distribution to holders of Common Stock, the number of RSUs, and Shares issuable upon vesting and conversion thereof, shall be appropriately adjusted in such manner as shall be determined by the Committee.
(u)Amendment. This Award may be amended or modified only by a written instrument executed by both the Company and the Participant.
(v)Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.
(w)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of Shares. The Participant is encouraged to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(x)Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to accept, acquire, sell, or otherwise dispose of Common Stock, rights to Common Stock (e.g., RSUs) or rights linked to the value of Common Stock (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
(y)Foreign Asset/Account, Exchange Control, and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the RSUs, the acquisition, holding, and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintenance of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the applicable authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to the Participant’s country through a designated broker or bank and/or within a certain time after receipt. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Participant further understands that he or she should consult the Participant’s personal legal advisor on these matters.
(z)Section 409A. The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. However, to the extent that the RSUs (or any portion thereof) may be subject to Section 409A, the parties intend that this Agreement and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A and this Agreement shall be interpreted, operated and administered in a manner consistent with such intent.
A copy of the Plan prospectus is available on the Company’s Intranet at https://thecircuit.web.analog.com/Pages/CircuitHome.aspx. (From The Circuit home page, click Knowledge Centers, HR, Employee Stock Programs. The related documents can be found in the right-hand column.) If the Participant is unable to access this information via the Intranet, the Company’s Stock Plan Administrator can provide the Participant with copies (Stock_Plan_Admin@Analog.com).

By:	/s/ Vincent Roche
Vincent Roche
Chief Executive Officer & Chair

APPENDIX A

2020 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

This Appendix A includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides and/or works in one of the countries listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Restricted Stock Unit Agreement. Capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan and/or the Restricted Stock Unit Agreement.

This Appendix A also includes certain issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of November 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the RSUs vest or Shares acquired under the Plan subsequently are sold.

In addition, the information is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Therefore, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which the Participant is currently working and/or residing, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

SINGAPORE

Securities Law Information. The RSUs are granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Restricted Stock Unit Agreement and the Plan have not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Participant’s RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA and in accordance with any other applicable provision of the SFA.

Director Notification. If the Participant is a director, associate director or shadow director of a subsidiary or other related company in Singapore, the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore subsidiary in writing when the Participant receives an interest (e.g., RSUs, Shares) in the Company or any related company. In addition, the Participant must notify the Singapore subsidiary when the Participant sells Shares of the

Company or any related company (including when the Participant sells Shares acquired under the Plan). These notifications must be made within two (2) business days of (i) acquiring or disposing of any interest in the Company or any related company, or (ii) any change in a previously-disclosed interest (e.g. upon vesting of the RSUs or when Shares are subsequently sold). In addition, a notification must be made of the Participant’s interests in the Company or any related company within two (2) business days of becoming a director, associate director, or shadow director.